Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wright Medical Group, Inc.:

We consent to the use in the registration statement on Form S-4 of Wright Medical Group, Inc. and subsidiaries (the Company) of our reports dated February 25, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this prospectus.

(signed) KPMG LLP

Memphis, Tennessee

May 8, 2015